THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  —  Munster, Indiana 46321-1678

June 18, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

CFS BANCORP, INC. DECLARES CASH DIVIDEND

MUNSTER, IN – June 18, 2009 - CFS Bancorp, Inc. (NASDAQ:  CITZ) announced that its Board of Directors on June 15, 2009 declared a quarterly cash dividend of $0.01 per share payable on July 31, 2009 to stockholders of record on July 10, 2009.  This dividend is unchanged from the prior quarter’s dividend.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products and services on helping individuals, businesses and communities be successful.  The Bank has 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com

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